UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 26, 2012

ZOGENIX, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34962	20-5300780
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12400 High Bluff Drive, Suite 650, San Diego, CA		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 259-1165

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of R. Scott Shively, Executive Vice President and Chief Commercial Officer

On November 26, 2012, Zogenix, Inc. (“Zogenix” or the “Company”) announced the appointment of R. Scott Shively as Executive Vice President and Chief Commercial Officer, effective immediately.

Mr. Shively, 56, served as the Global Commercial Disease Area Lead for Pain and Global Commercial Medicine Team Lead of Pfizer, Inc. and as the Interim Head of Global Commercial Development for Pfizer’s Primary Care Business Unit from October 2009 to November 2012, where he was also heavily involved in the establishment and potential business expansion of Pfizer’s new Integrated Health Business Unit. From April 2007 to June 2008, Mr. Shively served as Senior Vice President for Commercial Operations at Alpharma Pharmaceuticals, a specialty pharmaceutical company focused on pain management, where he had leadership responsibility for sales, marketing, supply chain, business development, alliance management and Alpharma’s Ireland subsidiary. From October 2005 to March 2007, Mr. Shively was Senior Vice President for Global Respiratory at Altana AG and Interim President and Chief Executive Officer for Altana’s U.S. operations, which included a sales force of over 500 representatives. Prior to that, Mr. Shively worked at subsidiaries of Sanofi-Aventis for nearly 20 years, where he had a variety of sales, marketing and commercial international and domestic leadership roles. Mr. Shively holds a B.S. in Zoology from Duke University, with a pre-medical focus.

In connection with his appointment, the Company and Mr. Shively entered into an employment agreement (the “Employment Agreement”), effective as of November 26, 2012.

Under the Employment Agreement, Mr. Shively’s initial annual base salary will be $335,000, which amount will be subject to increase each year at the discretion of the board of directors of the Company (the “Board”) or an authorized committee thereof. Mr. Shively will also be eligible to participate in an annual incentive program established by the Board. Mr. Shively’s target annual incentive compensation under such incentive program will be 45% of his then-applicable annual base salary provided, however, that Mr. Shively’s annual bonus for 2012 shall be pro-rated based on the number of days elapsed during 2012 following his commencement of employment. The annual bonus payable will be based on the achievement of individual and Company performance goals to be determined in good faith by the Board or an authorized committee of the Board. Mr. Shively will also receive a one-time signing bonus of $130,000, subject to a right of repayment should he leave the Company prior to August 31, 2013. Mr. Shively is also entitled to reimbursement for relocation expenses, up to a total of $100,000, subject to a right of repayment should he leave the Company prior to November 26, 2013.

Pursuant to the Employment Agreement, as soon as practicable following his commencement of employment, Mr. Shively will be awarded stock options to purchase 400,000 shares of the Company’s common stock pursuant to the Company’s 2010 Equity Incentive Award Plan, which stock options will vest over the four year period following his commencement of employment, subject to his continued employment with the Company on each applicable vesting date. The exercise price per share of such stock options will be the closing price per share of the Company’s common stock on the date of grant.

Pursuant to the Employment Agreement, if the Company terminates Mr. Shively employment without “cause” or if Mr. Shively resigns for “good reason” (each as defined in the Employment Agreement) or Mr. Shively’s employment is terminated as a result of his death or following his permanent disability, Mr. Shively or his estate, as applicable, is entitled to the following payments and benefits: (1) his fully earned but unpaid base salary through the date of termination at the rate then in effect, plus all other benefits, if any, under any group retirement plan, nonqualified deferred compensation plan, equity award or agreement, health benefits plan or other group benefit plan to which he may be entitled to under the terms of such plans or agreements; (2) a lump sum cash payment in an amount equal to 12 months of his base salary as in effect immediately prior to the date of termination; (3) continuation of health benefits for a period of 12 months following the date of termination; and (4) the automatic acceleration of the vesting and exercisability of outstanding unvested stock awards as to the number of stock awards that would have vested over the 12-month period following termination had Mr. Shively remained continuously employed by the Company during such period.

If Mr. Shively is terminated without cause or resigns for good reason during the period commencing 60 days prior to a “change in control” (as defined in the Employment Agreement) or 12 months following a change in control, Mr. Shively shall be entitled to receive a lump sum cash payment in an amount equal to his “annual bonus” (as defined in the Employment Agreement) for the year in which the termination of employment occurs. In addition, in the event of a change in control, the vesting and exercisability of 50% of Mr. Shively’s outstanding unvested stock awards shall be automatically accelerated and, in the event Mr. Shively is terminated without cause or resigns for good reason within three months prior to or 12 months following a change in control, the vesting and exercisability of 100% of Mr. Shively’s outstanding unvested stock awards shall be automatically accelerated.

The Employment Agreement also contains standard confidentiality, non-competition and non-solicitation covenants.

The foregoing description of the Employment Agreement does not purport to be complete and is qualified in its entirety by the Employment Agreement, a copy of which the Company intends to file with its Annual Report on Form 10-K for the fiscal year ending December 31, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOGENIX, INC.

Date: November 26, 2012	By:	/s/ Ann D. Rhoads
	Name:	Ann D. Rhoads
	Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary